Exhibit 10.3

March 6th, 2026

Service Agreement

For Engineering and Managerial Consulting Services

between

Oelion AB

as Developer

and

Nuvve Holding Corp.

as Service Provider

and

OMNIA Group Holdings AG

as Guarantor

i

THIS SERVICE AGREEMENT FOR ENGINEERING AND MANAGERIAL CONSULTING SERVICE (the “Agreement”) is entered into as of March 6th, 2026 (“Effective Date”)

BETWEEN

(4)	Oelion AB, a company organized under the laws of Sweden, with its registered office at Kungsportsavenyen 26, Box 19055, 400 12 Göteborg, Sweden

– hereinafter referred to as “Developer” –

(5)	Nuvve Holding Corp., a corporation organized under the laws of Delaware, with its registered office at 2488 Historic Decatur Road, Suite 230, San Diego, Ca 92106

– hereinafter referred to as “Service Provider” –

– The companies listed in no. (1) to (2) above are also referred to collectively as the “Parties” and each as the “Party” –

(6)	OMNIA Group Holdings AG, a company organized under the laws of Switzerland, with its registered office at c/o Gyseler AG, Ruessenstrasse 6, 6340 Baar, Switzerland

– hereinafter referred to as “Guarantor” –

Preamble

(O)	WHEREAS this Preamble is designed to only facilitate the reading of this Agreement; nothing stated in this Preamble is intended to be used for interpreting this Agreement. Binding rights and obligations of the Parties and the Guarantor are only created by the provisions of this Agreement following this Preamble.

(P)	WHEREAS the Guarantor is the ultimate parent company of the Developer.

(Q)	WHEREAS the Service Provider is a publicly traded corporation listed on Nasdaq and is engaged in, inter alia, the business of vehicle-to-grid technology and energy aggregation services.

(R)	Whereas on March 6th, 2026, the Service Provider, the Developer, and the Guarantor entered a Cooperation Agreement (“CA”) according to which, for the benefit of the Service Provider, the parties of the MoU established a right of first refusal and an exclusive right to provide energy aggregation services as well as engineering and managerial consulting services to any new project of the Guarantor and its Affiliates in Europe.

(S)	WHEREAS the Developer is expected to own and operate a storage systems (BESS) project located at Various sites through Europe (the “Project”) and to hold interconnection agreements with the relevant grid operators regarding the interconnection of the Project to the electricity grid (the “Interconnector Agreement”).

(T)	WHEREAS, pursuant to Section 4 of the CA, the Parties and the Guarantor desire to enter into two service agreements, inter alia, relating to engineering and managerial consulting services.

(U)	WHEREAS in fulfilment of such obligation, the Parties and the Guarantor enter into this Agreement governing the provision of engineering and managerial consulting services to the Developer.

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NOW IT IS AGREED as follows:

SERVICE AGREEMENT
FOR ENGINEERING AND MANAGERIAL CONSULTING SERVICE

36.	Defined Terms and Abbreviations

In this Agreement the following terms and abbreviations shall have the following meanings unless otherwise expressly stated in the individual case:

Affiliate	“Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with one of the Parties. For this purpose, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement	shall have the meaning as set forth before the Preamble.

Background IP	shall have the meaning as set forth in Section 50.1

Confidential Information	shall have the meaning as set forth in Section 26.1.

Developer	shall have the meaning as set forth before the Preamble.

Effective Date	shall have the meaning as set forth before the Preamble.

EPC	shall have the meaning as set forth in Section 25.4.

FDI	shall have the meaning as set forth in Section 27.3.

Fixed Service Fee	shall have the meaning as set forth in Section 38.1.

Force Majeure	shall have the meaning as set forth in Section 25.1.

Foreground IP	shall have the meaning as set forth in Section 50.2

GDPR	shall have the meaning as set forth in Section 51.

Guarantor	shall have the meaning as set forth before the Preamble.

Hardship Notice	shall have the meaning as set forth in Section 38.5

Information	shall have the meaning as set forth in Section 26.1

Information Recipient	shall have the meaning as set forth in Section 26.2.

Interconnector Agreement	shall have the meaning as set forth in Preamble (S).

Lease Agreement	shall have the meaning as set forth in Preamble.

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Monthly Liability Cap	shall have the meaning as set forth in Section 19.1.

CA	shall have the meaning as set forth in Preamble (R).

Party/Parties	shall have the meaning as set forth before the Preamble.

Payment Schedule	shall have the meaning as set forth in Section 38.3.

Prepayment	shall have the meaning as set forth in Section 38.2.

Project	shall have the meaning as set forth in Preamble (S).

Service Provider	shall have the meaning as set forth before the Preamble.

Services	shall have the meaning as set forth in Section 37.1.

Suspension of Services	shall have the meaning as set forth in Section 21.1.

Term	shall have the meaning as set forth in Section 42.1.

37.	Scope of Services

37.1	The Service Provider shall provide its engineering, technical expertise and know-how of battery aggregation to support efforts of the Developer in the Project (“Services”). The Services include Engineering Consulting Services as defined in Section 37.2 and Managerial Consulting Services as defined in Section 37.3.

37.2	The Service Provider agrees to perform engineering consulting services (“Engineering Consulting Services”) that include, but are not limited to, the following:

37.2.1	Engineering advice on battery operations to support existing or planned future operations.

37.2.2	Advisement on battery aggregation strategies to optimize operational performance and economic value.

37.2.3	Other matters that the Service Provider deems relevant to enable it to render advice and assistance to the Developer.

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37.3	The Service Provider shall provide its management expertise and know-how of battery aggregation to support efforts of the Developer in Europe (“Managerial Consulting Services”). The Service Provider agrees to perform services that include, but are not limited to, the following:

37.3.1	Management and business advice on the planning, set up and operations to support existing or planned future operations.

37.3.2	Advisement on business strategies to advance the Developer’s operations in Europe.

37.3.3	Other matters that the Service Provider deems relevant to enable it to render advice and assistance to the Developer.

37.4	The Service Provider shall make reasonable efforts to provide the Services in a timely and professional manner, consistent with industry standards.

37.5	The Developer shall provide the Service Provider with reasonable access to relevant information and personnel necessary for the effective performance of the Services. In particular, the Developer shall:

37.5.1	Perform the co-operation duties in good faith and in a timely manner.

37.5.2	Provide the Service Provider with all data and information in its possession which the Service Provider needs for the provision of the Services within five (5) calendar days of request.

37.5.3	Make decisions on all matters properly referred to it by the Service Provider in such reasonable time and manner so as not to delay or disrupt the performance of the Services by the Service Provider.

37.5.4	Provide reasonable access to its premises, particularly the Project sites , to the extent necessary for providing the Services.

37.5.5	Use the Services solely for the Project and not for any other purpose without the prior written consent of the Service Provider.

37.6	The Developer acknowledges that failure to comply with its obligations under Section 37.5 may result in the Service Provider being unable to fulfil the Services, and such failure shall not constitute a breach of this Agreement by the Service Provider. Furthermore, if the Developer’s failure to comply with its obligations under Section 37.5 results in lost revenues, increased costs, or other damage to the Service Provider, the Developer shall be liable to compensate the Service Provider for such losses. In such cases, the Service Provider shall be entitled to suspend its obligations under this Agreement until the Developer cures such failure, and the time for performance of the Service Provider’s obligations shall be extended accordingly.

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38.	Service Fees and Payment Terms

38.1	The total fees for the Services under this Agreement shall be USD 126,422,499.26 (“Fixed Service Fee”) consisting of:

38.1.1	Engineering Consulting Services: USD 95,653,711.05; and

38.1.2	Managerial Consulting Services: USD 30,768,788.22.

38.2	The Developer shall prepay the first twelve (12) months of Services for the Swedish Project in the amount of USD 385,439.25 (“Prepayment”). The Prepayment shall be made via wire transfer to the Service Provider’s designated bank account within three (3) calendar days of the March 1st, 2026

38.3	Following the initial Prepayment, the Developer shall pay the remaining amount of the Fixed Service Fee in monthly advance instalments as set forth in Exhibit 38.3 (“Payment Schedule”). All monthly payments shall be due on the first (1st) calendar day of each month following the scheduled service provide by the battery.

38.4	If any payment is not received by the due date, the Developer shall pay an administrated late fee of five percent (5%) of the outstanding balance and an interest fee on the overdue amount at a rate of one percent (1%) per month or the maximum rate permitted by law, whichever is less, calculated from the due date until the date of actual payment.

38.5	If the Service Provider experiences (i) a material and unforeseeable increase in its cost of providing the Services exceeding 15 % of the baseline cost assumptions as of the Effective Date, or (ii) material regulatory or compliance changes that increase the Service Provider’s cost basis, the Service Provider may invoke hardship by written notice to the Developer (“Hardship Notice”).

38.6	The Service Provider shall provide reasonable documentation evidencing the cost increase, including internal cost breakdowns and supporting data.

38.7	Within 15 days of the Hardship Notice, the Parties shall enter good-faith negotiations to adjust the Fixed Service Fee and the Payment Schedule to restore the economic balance of the Agreement. The Developer shall not unreasonably withhold, condition, or delay its acceptance of a Fee Adjustment.

38.8	If the Parties do not reach agreement within 30 days, the Service Provider may terminate the affected Services on 60 days’ written notice.

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38.9	Any Fee Adjustment implemented pursuant to this Clause shall automatically amend the Payment Schedule in Exhibit 3.3, and the Service Provider shall issue a revised schedule reflecting the adjusted instalments.

38.10	All fees stated in this Agreement are exclusive of any applicable taxes, duties, or similar charges. The Developer shall be responsible for the payment of all such taxes, duties, or charges.

39.	Limitation of Liability

39.1	Subject to Section 39.6, the Service Provider’s aggregate liability under or in connection with this Agreement, whether arising in contract, tort (including negligence), breach of statutory duty, or otherwise, shall be limited as set out in this Section 39.

39.2	The Service Provider’s maximum liability for any calendar month shall not exceed the monthly service fee payable by the Developer for that month under the Payment Schedule as set forth in Exhibit 3.3 (“Monthly Liability Cap”).

39.3	The Monthly Liability Cap shall apply to the aggregate of all claims, losses, damages, costs, and expenses arising from any and all breaches of this Agreement occurring within the same calendar month, regardless of the number of breaches or the nature of such breaches.

39.4	For the avoidance of doubt, multiple breaches of obligation within the same calendar month shall not result in multiple Monthly Liability Caps. Instead, all such breaches shall be subject to the single Monthly Liability Cap for that month.

39.5	The determination of which Monthly Liability Cap applies shall be based on the calendar month in which the breach occurred, irrespective of when such breach was discovered or claimed. For breaches that continue across multiple calendar months, the Monthly Liability Cap of the month in which the breach initially occurred shall govern the entire breach.

39.6	The Monthly Liability Cap shall not apply to any liability arising from the Service Provider’s gross negligence or willful misconduct, or any liability that cannot be limited or excluded by applicable law.

39.7	The Service Provider shall not be liable for any indirect losses, including – but not limited to – loss of profit, loss of revenue, loss of data, loss of goodwill, business interruption or any other consequential damages, regardless of the cause and regardless of whether such losses were foreseeable.

40.	Suspension of Services

40.1	For purposes of this Agreement, “Suspension of Services” means the Service Provider’s right to temporarily cease providing the Services under certain circumstances.

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40.2	The Service Provider shall have the right to suspend the provision of all or any part of the Services upon written notice to the Developer if:

40.2.1	The Developer fails to pay any amount due under this Agreement within fifteen (15) days after the due date.

40.2.2	The Developer breaches any material obligation under this Agreement, and such breach continues for more than ten (10) days after written notice from the Service Provider.

40.2.3	The Developer fails to provide the cooperation, information, or access required under Section 37.5, and such failure materially impairs the Service Provider’s ability to perform the Services.

40.2.4	The Service Provider reasonably believes that the Developer is using the Services in a manner that violates applicable laws or regulations or infringes third-party rights, or

40.2.5	The Developer becomes subject to insolvency proceedings or is unable to pay his debts as they fall due.

40.3	The Service Provider shall provide the Developer with at least five (5) calendar days’ prior written notice of its intention to suspend the Services, except in cases of emergency or where immediate suspension is necessary to prevent imminent harm to the Service Provider or third parties.

40.4	The Service Provider shall resume the provision of the Services within five (5) calendar days after the Developer cures the breach or condition that gave rise to the suspension, provided that the Developer has paid all amounts due during the suspension period.

40.5	The Service Provider shall not be liable to the Developer for any damage, losses, or liabilities arising from or related to any Suspension of Services in accordance with this Section 21.1.

41.	Guarantee

41.1	The Guarantor unconditionally and irrevocably guarantees to the Service Provider the due and punctual payment and performance of all obligations of the Developer under this Agreement.

41.2	In particular, the Guarantor guarantees the full and timely payment of all amounts due under this Agreement, including but not limited to:

41.2.1	The Prepayment of USD 385,439.25 according to Section 38.2;

41.2.2	The due payment of all monthly instalments as set forth in Exhibit 38.3;

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41.2.3	Any late payment interest, including the provisions under Section 38.4;

41.2.4	Any costs, expenses, or fees incurred by the Service Provider in enforcing this Agreement or collecting payments; and

41.2.5	Any other obligations of the Developer under this Agreement.

41.3	The guarantees provided by the Guarantor under Section 41.2 shall remain in full force and effect until all obligations of the Developer under this Agreement have been fully satisfied.

41.4	The guarantees provided by the Guarantor under Section 41.2 shall be primary obligations, such that the Service Provider may proceed directly against the Guarantor without first pursuing any remedies against the Developer.

41.5	The Guarantor shall be liable for the full performance of all obligations of the Developer under this Agreement.

41.6	The Guarantor waives any right to require the Service Provider to pursue any remedy against the Developer or any other security before enforcing the guarantee.

42.	Term and Termination

42.1	The initial term of this Agreement shall commence on the Effective Date and continue until 31 December 2040. Upon expiration of the initial term, this Agreement shall automatically renew for successive one (1)-year periods, unless either Party provides written notice of termination to the other Party at least three (3) months prior to the expiration of the then-current term. The provisions of this Section 42.1 shall collectively be referred to as the “Term”.

42.2	Each Party may terminate this Agreement immediately if any of the following grounds exist:

42.2.1	Material breach of this Agreement by the other Party that remains uncured after fourteen 14 days’ written notice.

42.2.2	Insolvency or bankruptcy proceedings initiated against the other Party.

42.2.3	Any other circumstance that makes continued performance of this Agreement unreasonable for the other Party under the principles of good faith.

42.2.4	The Developer’s failure to pay any amount due under this Agreement for more than thirty (30) days after the due date.

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42.3	If a circumstance arises that entitles the Service Provider to exercise rights under both Section 5 and Section 7, the Service Provider shall be free, at its sole discretion, to determine which remedy, if any, it wishes to exercise. The choice of one remedy shall not limit, waive, or prejudice the Service Provider’s right to exercise any other remedy arising from the same or any subsequent circumstance.

42.4	If the Parties, or any of their respective Affiliates, have entered into one or more agreements relating to the same project or to any other cooperation between them, any material breach committed by the Developer or any Developer Affiliate under any such agreement shall entitle the Service Provider, at its sole discretion, to:

i)	Terminate the breached agreement;

ii)	Terminate any or all the other agreement between the Parties or their Affiliates;

iii)	Suspend performance under such agreements; or

iv)	Exercise any other remedy available under this Agreement or applicable law.

42.5	The Service Provider’s choice of remedy shall be entirely discretionary and shall not limit, waive, or prejudice its right to exercise any other remedy at any time, whether arising from the same breach or a subsequent breach.

42.6	Upon ending of the respective Services by expiration of time or by termination, the Developer shall immediately cease to use the respective Services and immediately return at the Developer’s own expense all the items and equipment to the Service Provider that was provided by the Service Provider in connection with the respective Services. In this respect, it is agreed that the Developer shall be solely responsible for negotiating with and paying all costs to the relevant third parties to be provided with same or similar services.

42.7	In case of ending this Agreement by expiration of time or by termination, the Service Provider may invoice the transitional services charges not yet invoiced for the Services provided up to that point.

42.8	The obligations pursuant to sections 45 to 54 shall survive the ending of this Agreement or a particular Service, respectively.

43.	Compliance with Law

The Parties and the Guarantor shall comply with all applicable laws, regulations, and regulatory requirements, particularly all relevant Swedish and European Union regulations, including Regulation (EU) 2023/1542 on batteries and waste batteries (EU Battery Regulation), as well as the applicable energy and electricity market regulations.

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44.	Force Majeure

44.1	For purposes of this Agreement, “Force Majeure” means any event or circumstance that is beyond the reasonable control of a Party and that prevents, hinders, or delays such Party from performing its obligations under this Agreement, provided that such event or circumstance could not have been avoided by reasonable precautions and could not have been overcome by reasonable diligence. Force Majeure events include, but are not limited to, grid failure, natural disasters, act of God, war, infrastructure and system failures, and regulatory and legal changes.

44.2	If a Party or the Guarantor is prevented, hindered, or delayed in the performance of any of its obligations under this Agreement by a Force Majeure event, that Party’s or Guarantor’s obligations, to the extent affected by the Force Majeure event, shall be suspended for the duration of the Force Majeure event.

44.3	The Party or the Guarantor affected by a Force Majeure event shall promptly notify the other Party and the Guarantor in writing, describing the nature of the event, its expected duration, and the measures being taken to mitigate its effects.

44.4	Notwithstanding any other provision of this Agreement, if the Service Provider is also acting as the engineering, procurement, and construction (“EPC”) contractor, the occurrence of a Force Majeure event under the EPC contract shall not automatically constitute a Force Majeure event under this Agreement unless the physical asset is damaged.

45.	Confidentiality

45.1	The Parties and the Guarantor acknowledge that in connection with this Agreement and the providing of Services they may have received and/or may receive information on each other relating to and including trade and business secrets as well as information regarding the business, financial situation, products and prospects, processes and methodologies, and any other documentation in whatever form (“Information”). Such Information is confidential information in case it is marked as confidential or described as confidential at the time of disclosure or if a reasonable third party would define it of such quality which needs protection and therefore should be treated as confidential (“Confidential Information”).

Confidential Information does not include any Information,

45.1.1	which becomes generally available to the public other than because of a breach of this Section 26 or another obligation under this Agreement,

45.1.2	which is received from a third party, except if provided on behalf of the Service Provider and provided that the third party is not bound by an obligation of confidentiality with respect to such information towards the respective disclosing party,

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45.1.3	which was legally in a Party’s or the Guarantors’ possession without obligations of confidentiality to the other Party or the Guarantors prior to such information being furnished as Confidential Information, or

45.1.4	which is independently developed by a Party or the Guarantor without use of, reference to, or relying on any Confidential Information of the other Party or any Guarantor.

45.2	In respect of Confidential Information of the Parties and the Guarantor, each Party and the Guarantor receiving such Confidential Information (“Information Recipient”) shall

45.2.1	keep Confidential Information in strict confidence,

45.2.2	protect Confidential Information against unauthorized access and accidental disclosure,

45.2.3	not disclose Confidential Information to third parties except with the prior written consent of the disclosing Party or the disclosing Guarantor,

45.2.4	use Confidential Information only in connection with and to the extent required for the performance of this Agreement and the providing of Services,

45.2.5	keep duplications or copies of Confidential Information to a minimum, and

45.2.6	promptly inform the disclosing Party or the disclosing Guarantor about any breach of this Section 26 or unauthorized disclosure of Confidential Information.

45.3	If the Developer, the Guarantor, or any of their respective Affiliates discloses any Confidential Information of the Service Provider in breach of this Agreement, the Developer shall pay liquidated damages to the Service Provider in an amount equal to EUR 50,000 per breach.

45.4	For the avoidance of doubt, a breach that continues over time shall constitute a continuing breach, and liquidated damages shall accrue for each calendar month (or part thereof) during which the breach persists. Repeated disclosures or separate acts of unauthorized disclosure shall be treated as separate breaches, each giving rise to liquidated damage.

45.5	Payment of liquidated damages does not limit the Service Provider’s right to claim higher proven damages or to seek injunctive or equitable relief.

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46.	Permitted Disclosure

46.1	Notwithstanding the obligations under Section 26, the Information Recipient may disclose Confidential Information to

46.1.1	its managers, directors, corporate bodies, and employees who have a need to know such Confidential Information in connection with this Agreement or the Services; and

46.1.2	its consultants, including lawyers, tax advisors, auditors, and business consultants, who are engaged in connection with this Agreement or the Services, provided that these companies, entities, persons, or bodies are bound by confidentiality obligations similar to those under this Agreement or are professionally bound to equivalent confidentiality obligations and such disclosure is in accordance with the applicable laws. The Information Recipient shall remain fully liable for any of the above companies, entities, persons, and bodies maintaining the confidentiality of Confidential Information to the same extent as set out in this Agreement.

46.2	The Information Recipient may further disclose Confidential Information if and to the extent compelled by law or court or administrative order, if it has informed the disclosing party about such requirement in advance and has permitted the disclosing permitted by law). Upon request, the Information Recipient shall assist the disclosing party in the defense against any such court or administrative order.

46.3	Notwithstanding the foregoing obligations, each Party and the Guarantor shall be entitled to disclose Confidential Information to the extent required by law or regulation in connection with foreign direct investment (“FDI”) review proceedings and the Foreign Trade Regulation. Such disclosure shall be limited to the information reasonably necessary for compliance with such FDI review requirements and shall be made only to the competent authorities responsible for conducting such reviews. The disclosing Party or the disclosing Guarantor shall use reasonable efforts to ensure that any such Confidential Information disclosed to authorities is treated as confidential by such authorities to the extent permitted by applicable law.

47.	No Assignment

The Developer nor the Guarantor shall be entitled to assign any rights or claims under this Agreement without the written consent of the Service Provider.

The Service Provider shall be entitled to assign or transfer this Agreement, including any and all rights and obligations, receivables, and claims arising hereunder, in whole or in part and without the prior written consent of the Developer or the Guarantor, provided that such assignment or transfer is made to another entity within the Nuvve group.

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48.	Costs and Expenses

Unless otherwise provided for in this Agreement, all costs, including fees and expenses, incurred by one Party or the Guarantor in connection with the preparation, negotiation, signing and execution of this Agreement and the transactions contemplated herein, including the costs of advisors, shall be borne by each Party and the Guarantor itself.

49.	Notices

All notices and other communications under this Agreement, except as explicitly provided otherwise, shall be made in writing and shall be delivered or sent by registered mail, courier or fax or e-mail with hand-signed PDF attachment to the addresses below or to such other addresses which may be specified by any Party or the Guarantor to the other Party or the Guarantor in the future in writing:

If to the Service Provider:

Name:	Nuvve Holding Corp.
Attention:	Gregory Poilasne
Address:	2488 Historic Decatur Road, Suite 230, San Diego, Ca 92106
E-mail:	[***]

and with a copy for information purposes only to:

Name:	Nuvve Holding Corp.
Attention:	David Robson
Address:	2488 Historic Decatur Road, Suite 230, San Diego, Ca 92106
E-mail:	[***]

If to the Developer:

Name:	Oelion AB
Attention:	Leo Adler
Address:
E-mail:

If to the Guarantor:

Name:	OMNIA Group Holdings AG
Attention:	Daniel Hansen
Address:
E-mail:

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50.	Intellectual Property Rights

50.1	Each Party and the Guarantor retain all rights in its pre-existing intellectual property (“Background IP”). The Developer acknowledges that the Service Provider’s Background IP constitutes valuable trade secrets and proprietary information. No license is granted to the other Party’s Background IP except as expressly provided herein.

50.2	All intellectual property created by the Service Provider in performing the Services (“Foreground IP”) shall remain the exclusive property of the Service Provider.

50.3	The Service Provider grants the Developer a non-exclusive, non-transferable, royalty-free license to use the Foreground IP and the Background IP solely for the Developer’s internal business purposes in connection with the Project.

50.4	The Developer shall not use any Service Provider intellectual property for any purpose other than as expressly authorized herein and shall take all reasonable measures to protect the confidentiality and proprietary nature of such intellectual property.

51.	Data Protection

When collecting, processing or using any personal data in the course of certain Services, the Parties and the Guarantor shall comply with all the applicable data protection provisions. To the extent a Party or the Guarantor processes data of the other Party or the Guarantor that is protected by the General Data Protection Regulation (Regulation (EU) 679/2016 (“GDPR”), the Parties and the Guarantor agree to conclude a data processing agreement and/or joint controllership agreement to ensure compliance with the GDPR.

52.	Miscellaneous

52.1	This Agreement together with its Exhibits contains the entire agreement between and declarations of the Parties and the Guarantor concerning the subject of the Agreement. It supersedes all prior agreements and conventions, oral and written declarations of intent and other binding or non-binding arrangements or side agreements between the Parties and the Guarantor concerning the subject of the Agreement.

52.2	All Exhibits to this Agreement shall form an integral part of this Agreement. In the event of a conflict between an Exhibit and a provision in this Agreement, the provision in this Agreement shall prevail.

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52.3	The headings in this Agreement have been inserted for convenience only and do not affect its interpretation.

52.4	Amendments and additions to this Agreement require the written form to be effective unless a stricter form is prescribed by law. This also applies to any amendment to this written form clause.

53.	Governing Law; Dispute Resolution

53.1	This Agreement shall be governed by Swedish law and without regard to i) the UN Convention on the Sale of Goods and ii) its conflict of laws principles. Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (SCC) in accordance with the SCC Rules. The seat of arbitration shall be Stockholm, Sweden, and the language shall be English. The arbitral award shall be final and binding.

54.	Severability

54.1	Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision.

54.2	In place of the invalid or unenforceable provision or to fill a contractual gap, such legally valid and enforceable provision shall apply which most closely reflects the commercial intention of the Parties and the Guarantor as regards the invalid, unenforceable or missing provision.

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SIGNATURES

Oelion AB		Nuvve Holding Corp.

represented by:		represented by:

/s/ Leo Adler		/s/ Gregory Poilasne
Name:	Leo Adler	Name:	Gregory Poilasne
Title:	Director	Title:	CEO

OMNIA Group Holdings AG

represented by:

/s/ Daniel Hansen
Name:	Daniel Hansen
Title:	CEO

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Exhibit 3.3(c) – Payment Schedule for Engineering And Managerial Consulting Services

See attachment

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Exhibit 6.2.6(a)

Consideration, Milestones and Lock-Up/Leak-Out Agreement

This Exhibit 6.2.6(a) (the “Exhibit”) forms an integral part of the cooperation agreement (the “Cooperation Agreement”) between and among Nuvve Holding Corp. ( “Nuvve”), Oelion AB, a company organized under the laws of Sweden (“Oelion”), and OMNIA Group Holdings AG, a company organized under the laws of Switzerland (“OMNIA” and together with Oelion and Nuvve, the “Parties”). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Cooperation Agreement. In the event of any inconsistency between this Exhibit and the Cooperation Agreement, the more specific provisions of this Exhibit shall prevail with respect to the consideration, vesting, issuance and Lock-up/Leak-out Agreement (as defined below) described herein.

1.	Terms of Issuance and Lock-up/Leak-out Agreement

No issuance, vesting, conversion, or release of any shares of Common Stock (as defined below) or shares of Preferred Stock (as defined below) may occur unless all applicable requirements under U.S. corporate law and Nasdaq rules have been satisfied

The Total Consideration (as defined below) that Nuvve shall provide to the OMNIA Parties shall consist solely of (i) shares of Nuvve’s common stock, par value $0.0001 per share, (the “Common Stock”) and (ii) shares of Series B Convertible Preferred Stock of Nuvve (the “Preferred Stock”).

Prior to the issuance of any consideration to be provided as part of this Exhibit, the Parties shall enter into the lock-up/leak-out agreement substantively in the form listed as Schedule A. All shares of Common Stock and Preferred Stock that make up the Total Consideration pursuant to this Exhibit and the Cooperation Agreement will be subject to that certain lock-up/leak-out Agreement between and among the Parties.

2.	First Milestone - Issuance of Common Shares of Nuvve

Upon (i) the commencement of operations at the site of the Envisaged Project and (ii) when revenue is first obtained from the site of the Envisaged Project, Nuvve shall issue 814,532 shares of Nuvve’s Common Stock, which is equivalent to 19.9% of Nuvve’s outstanding Common Stock as of the date of execution of the Cooperation Agreement, (the “First Milestone Consideration”) to OMNIA and the SPV shareholders represented by OMNIA (the “OMNIA Parties”).

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3.	Second Milestone - Consulting-Service-Related Vesting

Upon (i) the approval of Nuvve’s shareholders for the issuance of the shares of Preferred Stock which shall make up the Second Milestone Consideration (as defined below) and (ii) receipt of the initial payment for consulting services as defined in the Service Agreement, Nuvve shall issue shares of Preferred Stock to the OMNIA Parties with the face value of USD$ 15,000,000 (the “Second Milestone Consideration”) minus the value of the First Milestone Consideration.

4.	Third Milestone - Transfer of 50MW Lease and Interconnection Agreements

Upon (i) the approval of Nuvve’s shareholders for the issuance of the shares of Preferred Stock which shall make up the Third Milestone Consideration (as defined below) and (ii) valid transfer of the combined Leasing Agreement and Interconnection Agreement for 50MW from Oelion to Nuvve, Nuvve shall issue shares of Preferred Stock to the OMNIA Parties with a face value of USD$ 5,000,000 (“Third Milestone Consideration”).

5.	Fourth Milestone – Battery Order

Upon (i) the approval of Nuvve’s shareholders for the issuance of the shares of Preferred Stock which shall make up the Fourth Milestone Consideration (as defined below) and (ii) execution of a battery purchase order by Oelion, Nuvve shall issue shares of Preferred Stock to the OMNIA Parties with a face value of USD$ 20,000,000 (the “Fourth Milestone Consideration”“).

6.	Fifth Milestone – Battery Delivery

Upon (i) the approval of Nuvve’s shareholders for the issuance of the shares of Preferred Stock which shall make up the Fifth Milestone Consideration (as defined below) and (ii) delivery and delivery verification of the 50MW/75MWh battery, Nuvve shall issue shares of Preferred Stock to the OMNIA Parties with a face value of USD$ 25,000,000 (the “Fifth Milestone Consideration”)).

7.	Sixth Milestone – Battery Delivery

Upon (i) the approval of Nuvve’s shareholders for the issuance of the shares of Preferred Stock which shall make up the Sixth Milestone Consideration (as defined below) and (ii) formal installation approval from the Swedish government and (iii) confirmation of platform control from Nuvve’s system, Nuvve shall issue shares of Preferred Stock to the OMNIA Parties with a face value of USD$ 25,000,000 (the “Sixth Milestone Consideration”)

8.	Seventh Milestone – Market Participation

Upon (i) the approval of Nuvve’s shareholders for the issuance of the shares of Preferred Stock which shall make up the Seventh Milestone Consideration (as defined below) and (ii) formal bid participation in the applicable market and (iii) approval of the bid, Nuvve shall issue shares of Preferred Stock to the OMNIA Parties with a face value of USD$ 30,000,000 (the “Sixth Milestone Consideration” and together with the First Milestone Consideration, the Second Milestone Consideration, the Third Milestone Consideration, the Fourth Milestone Consideration, the Fifth Milestone Consideration, the Sixth Milestone Consideration, and the Seventh Milestone Consideration, the “Total Consideration”).

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Schedule A

Lock-up/Leak-out Agreement

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LOCK-UP LEAK-OUT AGREEMENT

This LOCK-UP LEAK-OUT AGREEMENT (this “Agreement”) is made and entered into as of [__], 2026, by and between Nuvve Holding Corp., a Delaware corporation (the “Company”) on one hand, and OMNIA Group Holdings AG, a company organized under the laws of Switzerland and Oelion AB, a company organized under the laws of Sweden on the other hand (collectively, the “Stockholder”). For purposes of this Agreement, “Stockholder” includes any affiliate or controlling person of Stockholder, and any other agent, representative or other person with whom Stockholder is acting in concert.

WHEREAS, the Company and the Stockholder are party to that certain Cooperation Agreement, dated March 6, 2026, and pursuant to such agreement, the Stockholder is entitled to receive shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and shares of the Company’s Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”).

WHEREAS, the Stockholder has agreed to enter into this Agreement, which shall restrict the public sale, assignment, transfer, conveyance, hypothecation, or alienation of all shares of the Common Stock and Series B Convertible Preferred Stock, whether now beneficially owned or hereafter acquired (by any means whatsoever) by the Stockholder (the foregoing shares, collectively, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. The Stockholder acknowledges that as of the date hereof, (a) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are considered “restricted securities,” and (b) the Shares may only be sold, transferred, hypothecated or otherwise disposed of by the Stockholder in accordance with Rule 144 promulgated under the Securities Act.

2. Except as otherwise expressly provided herein, commencing on the execution and delivery of this Agreement and ending on the thirtieth (30th) day following the date that each such shares of Common Stock or shares of Preferred Stock are first issued, as applicable (such period, the “Lock-Up Period”), the Stockholder, including its affiliates, may not offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Shares, or enter into any swap, option (including, without limitation, put or call options), short sale, future, forward, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of the Common Stock, Preferred Stock or such other securities, in cash or otherwise.

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2.1 All Shares subject to this Agreement will, at the Company’s option, bear an applicable legend referencing this Agreement and will be subject to irrevocable instructions delivered to the transfer agent concurrently herewith in form and substance satisfactory to the Stockholder to ensure prompt compliance with the terms of this Agreement, including providing for releases of the Shares or removal of legends as set forth in such instructions. Such instructions will include a direction requiring the transfer agent to deliver to each party to this Agreement upon request a report setting forth the holdings of the Stockholder and any transfers that may have occurred.

2.2 The Stockholder agrees that it will not, directly or indirectly, engage in any short selling, hypothecation of the Shares or by any other manner or method sell or lend Shares that would be adverse to the publicly traded shares of the Company during the Lock-Up Period or Leak-Out Period (as defined below).

2.3 Any permitted transferee of any of the Shares covered by this Agreement, other than purchasers in transactions permitted under a waiver by the Company pursuant to Section 3, shall be subject to all of the terms and conditions of this Agreement, including, without limitation, all restrictions on the resale of such Shares, and for all such purposes, any such transferee shall be a “Stockholder” as defined herein.

2.4 Any purported transfer of Shares in violation of this Agreement shall be void and of no force or effect, and no such transfer shall be made or recorded on the books of the Company.

2.5 Subject to the terms of this Agreement, the Stockholder agrees that for a period beginning immediately upon the end of the Lock-Up Period and ending twelve (12) months from such date (the “Leak-Out Period”), the Stockholder shall have the right to sell, on any trading day, up to twenty percent (20%) of the total trading volume of the Company’s common stock for the current trading day.

3. Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein.

4. In the event of: (a) a completed tender offer to purchase all or substantially all of the Company’s issued and outstanding securities; or (b) a merger, consolidation or other reorganization of the Company with or into an unaffiliated entity, then this Agreement shall terminate as of the closing of such transaction and the Shares restricted pursuant hereby shall be released from such restrictions.

5. Except as otherwise provided in this Agreement or any other agreements between the parties hereto, the Stockholder shall be entitled to its respective beneficial rights of ownership of the Shares, including, if applicable, the right to vote the Shares, if then issued, for any and all purposes.

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6. All notices and other communications hereunder shall be in writing and shall be acceptable if (a) delivered personally, by facsimile, or by e-mail, so long as the parties to this Agreement receive such notices at the addresses set forth below the parties’ signatures to this Agreement (with confirmation of receipt), (b) if sent by registered or certified mail (return receipt requested) and postage prepaid, or (c) if sent by reputable overnight courier, so long as the parties to this Agreement receive such notices at the addresses set forth below the parties’ signatures to this Agreement or at such other address for a party as shall be specified by like notice. All notices shall be deemed to be given on the same day if delivered by hand, facsimile, or by e-mail or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

7. The resale restrictions on the Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules, and regulations.

8. If the Company or the Stockholder fails to fully adhere to the terms and conditions of this Agreement, such party shall be liable to the other party hereto for any damages suffered by any party hereto by reason of any such breach of the terms and conditions hereof. The Stockholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Stockholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, the Company may seek a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the Stockholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Stockholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or its other stockholders may suffer as a result of any breach or continuation thereof. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, issuing stop transfer instructions to the Company’s transfer agent in connection with any purported transfer of the Shares in violation of the provisions of this Agreement.

9. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and may not be amended except by a written instrument executed by the parties hereto.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In the event of default hereunder, the non-defaulting party shall be entitled to recover reasonable attorneys’ fees incurred in the enforcement of this Agreement.

11. The Stockholder represents that before executing this Agreement he/she/it had the opportunity to consult with competent legal counsel of his/her/its own choosing, carefully read the Agreement, and has been fully and fairly advised as to its terms. The parties hereto agree that any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

12. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement. The parties hereto, and their respective successors and assigns, are hereby authorized to rely upon the signature of each person on this Agreement, which are delivered by facsimile, electronic signature or scanned electronic e-mail attachment, as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each such person. Signatures of the parties transmitted by facsimile or scanned e-mail attachment shall be deemed to be their original signatures for all purposes. This Agreement shall become effective when executed and delivered by the parties hereto.

13. In case any one or more of the provision contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Lock-Up Leak-Out Agreement as of the day and year first above written.

“COMPANY”

Nuvve Holdings Corp.

By:
Name:	Gregory Poilasne
Its:	Chief Executive Officer

“STOCKHOLDER”

OMNIA Group Holdings AG

By:
Name:	Daniel Hansen
Its:	Chief Exuecutive Officer

Mailing Address for Notice:

Email:

Oelion AB

By:
Name:	Leo Adler
Its:	Director

Mailing Address for Notice:

Email:

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